Exhibit 10

CONSOLIDATED EDISON, INC.

EXECUTIVE INCENTIVE PLAN

AMENDED & RESTATED EFFECTIVE JANUARY 1, 2024

CONSOLIDATED EDISON, INC. EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of this Plan is to provide executives of the Company and its Subsidiaries, who are designated by the Committee as eligible to participate in this Plan with incentives to achieve goals which are important to stockholders and customers of the Company, to supplement the Company’s salary and benefit programs so as to provide overall compensation for such executives which is competitive with those corporations with which the Company competes for the best executive talent, and to assist the Company in attracting, retaining and motivating executives who are important to the continued success of the Company.

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CONSOLIDATED EDISON, INC.

EXECUTIVE INCENTIVE PLAN

Article I. DEFINITIONS

The following terms when capitalized herein shall have the meanings set forth below.

Section 1.01 Annual Base Salary – shall mean a Participant’s annual rate of base salary before deduction of any pre- or post-tax deductions.

Section 1.02 Applicable Board – shall mean the board of directors, or the board of trustees, of an applicable Subsidiary.

Section 1.03 Applicable Laws – shall mean the legal requirements relating to this Plan and the Incentive Awards under: (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations, and government orders of any relevant jurisdiction; (b) the rules of the New York Stock Exchange or another established securities market or exchange on which the Company’s common stock is listed; and/or (c) the Codes of Conduct.

Section 1.04 Board of Directors – The Board of Directors of the Company.

Section 1.05 Cause – shall mean a Participant’s: (a) commission of, conviction of, or the entering of a plea of nolo contendere to, a felony, or a misdemeanor involving moral turpitude, if such felony or misdemeanor is work-related, materially impairs the Participant’s ability to reasonably perform services for the Company or any Subsidiary, or results or could reasonably be expected to result in harm to the property, reputation or business of the Company or any Subsidiary; (b) conduct that results or could reasonably be expected to result in material harm to the property, reputation or business of the Company or any Subsidiary, including a material violation or material failure to comply with the Company’s or Subsidiary’s written policies or standards of conduct (to the extent applicable to the Participant), including those relating to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (c) breach of any fiduciary duty owed to the Company or any Subsidiary; (d) material violation of applicable federal, state or local law or regulation governing the business of the Company or Subsidiary; (e) material breach of any written agreement between the Participant and the Company or Subsidiary; or (f) action or omission that could reasonably be expected to give rise to a Cause termination.

The determination that a termination is for Cause shall be made in accordance with any procedures or processes established by the Company in its sole discretion from time to time. The Company expressly acknowledges that Cause will not exist merely because of a failure of the Company to meet budgeted results.

Section 1.06 CECONY – shall mean Consolidated Edison Company of New York, Inc. or any successor by merger, purchase or otherwise.

Section 1.07 CECONY Officer – shall mean an officer of CECONY who is designated by CECONY as an “officer” of CECONY and who is not a CEI Officer.

Section 1.08 CEI or Company – shall mean Consolidated Edison, Inc. or any successor by merger, purchase or otherwise.

Section 1.09 CEI Officer – shall mean each of the following individuals, as this list may be revised by the Committee from time to time in its sole discretion: the President and Chief Executive Officer of CEI; Senior Vice President and Chief Financial Officer; Senior Vice President and General Counsel; Vice President and Corporate Secretary; Vice President and Controller; and Vice President and Treasurer.

Section 1.10 CET – shall mean Con Edison Transmission, Inc. or any successor by merger, purchase or otherwise.

Section 1.11 CET Officer – shall mean an officer of CET who is designated by CET as an “officer” of CET and who is not a CEI Officer.

Section 1.12 Clawback Policies – shall have the meaning set forth in Section 5.06.

Section 1.13 Codes of Conduct – shall have the meaning set forth in Section 6.07.

Section 1.14 Committee – shall mean the Management Development and Compensation Committee of the Board of Directors.

Section 1.15 Company Group – shall mean the Company together with the Subsidiaries.

Section 1.16 Company Group Member – shall have the meaning set forth in Section 6.04.

Section 1.17 Deferred Income Plan or DIP – shall mean the Consolidated Edison Company of New York, Inc. Deferred Income Plan, as it may be amended from time to time.

Section 1.18 Effective Date – shall mean January 1, 2024.

Section 1.19 Incentive Award – shall have the meaning set forth in Section 4.02.

Section 1.20 Incentive Percentage – shall have the meaning set forth in 4.01.

Section 1.21 O&R – shall mean Orange and Rockland Utilities, Inc. or any successor by merger, purchase or otherwise.

Section 1.22 O&R Officer – shall mean an officer of O&R who is designated by O&R as an “officer” of O&R and who is not a CEI Officer.

Section 1.23 Participant – shall mean any individual who participates in this Plan in accordance with Article II.

Section 1.24 Performance Goals – shall have the meaning set forth in 4.02(a).

Section 1.25 Plan – shall mean this Consolidated Edison, Inc. Executive Incentive Plan, as it may be amended from time to time.

Section 1.26 Plan Administrator – shall mean the Vice President of Human Resources of CECONY or such individual appointed by the Chief Executive Officer of CEI to administer this Plan, as provided in Article III.

Section 1.27 Subsidiary or Subsidiaries – shall mean any corporation, limited liability company, or other entity of which CEI owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

Article II. ELIGIBILITY

Section 2.01 With respect to each calendar year, the Committee shall designate, in its sole discretion, each CEI Officer, CECONY Officer, CET Officer, and/or O&R Officer who shall be eligible to participate in this Plan, and each such person shall be a Participant in this Plan with respect of such calendar year.

Section 2.02 To be eligible to receive an award under this Plan with respect to a particular calendar year, a Participant must (a) have been employed by a member of the Company Group and met the requirements of Section 5.02 during such year and (b) not later than September 30 of such year become a Participant, or otherwise be designated by the Committee as eligible to participate in this Plan.

Section 2.03 If a Participant retires or resigns after June 30 of any calendar year after attaining at least age 55 and with at least five years of service, such Participant may, in the sole discretion of the Plan Administrator, receive a prorated Incentive Award based on the number of full calendar months worked during the calendar year to which such Incentive Award relates and based on achievement of the Performance Goals for the applicable calendar year, payable at the time provided in Section 5.01.

Article III. ADMINISTRATION

Section 3.01 The Committee shall have full and final power and authority related to the administration of this Plan (except as specified otherwise herein). Without limiting the generality of the foregoing, the Committee shall have full and final power and authority to interpret, construe, administer and make all other decisions in connection with this Plan, including, without limitation, making all factual and legal determinations; make all rules, regulations and take such other actions, and make such other determinations which the Committee deems to be necessary or advisable for the administration of this Plan or any Incentive Award, correcting any defect, supplying any omission, or reconciling any inconsistency; and taking any and all actions it deems necessary or advisable for the proper administration of this Plan.

Section 3.02 To the extent determined by the Committee, administration of this Plan, may be delegated to the Plan Administrator; provided, however, that the Committee shall not delegate to the Plan Administrator the approval of Performance Goals, the certification of results based on the attainment of such Performance Goals and determinations relating to the executive officers of the Company as defined under the federal securities laws.

Section 3.03 The Plan Administrator shall make such determinations after receiving the recommendations of the Chief Executive Officer of CEI. The Plan Administrator shall abstain from any determination under this Plan in which such Plan Administrator has a personal interest, in which case such determination shall be made by the Chief Executive Officer of CEI.

Section 3.04 The Committee’s and the Plan Administrator’s determinations under this Plan (including, without limitation, determinations of the persons to receive Incentive Awards, the form, amount and timing of such Incentive Awards, the terms and provisions of such Incentive Awards and any documents evidencing such Incentive Award) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Incentive Awards under the terms of this Plan, whether or not such persons are similarly situated. Any determinations, approvals or actions that are performed or taken by the Committee (or its respective delegates or assigns, including without limitation, the Plan Administrator) in connection with this Plan shall be determined, approved, performed or taken, as applicable, in the sole discretion of such entity or person and shall be final, conclusive and binding on all parties, including the Company, its stockholders, Participants and any persons asserting any claim derived from a Participant (including Participants’ respective estates and beneficiaries) and shall not be subject to further appeal.

Section 3.05 Subject to Applicable Laws, (i) members of the Board of Directors, any Applicable Board and the Committee, the Chief Executive Officer of CEI, the Plan Administrator and any person delegated authority pursuant to Section 3.02 (the “Indemnified Persons”) shall not be liable to any Participant or any other person for anything whatsoever in connection with the administration of this Plan, except due to such person’s own willful misconduct; (ii) under no circumstances shall any Indemnified Person be liable for any act or omission of any other Indemnified Person; and (iii) in the performance of their respective functions with respect to this Plan, the Indemnified Persons shall be entitled to rely upon information and advice furnished by the officers, the Company’s accountants, the Company’s counsel and any other party that the Indemnified Persons deem necessary for the administration of this Plan, and Indemnified Person shall not be liable for any action taken or not taken in good faith reliance upon any such information or advice.

Article IV. INCENTIVE AWARDS TO PARTICIPANTS

Section 4.01 Incentive Percentages

Each calendar year, the Committee shall determine, in its sole discretion, a percentage of Annual Base Salary deemed to constitute an appropriate incentive for each Participant. Each such percentage is herein called an “Incentive Percentage.” The Committee may, from time to time, increase or decrease any Incentive Percentage, as the Committee may deem appropriate in its sole discretion.

Section 4.02 Incentive Awards

At the end of each calendar year, the Annual Base Salary of each Participant, as such salary is in effect at the end of such year, shall be multiplied by the Incentive Percentage applicable to the position held by the Participant on September 30 (the “Incentive Award”). The amount payable to each Participant under this Plan with respect to any calendar year shall be determined by multiplying (x) the Participant’s Incentive Award by (y) the achievement of the applicable Performance Goals in accordance with the terms and conditions of this Plan.

(a) Each calendar year, the Committee shall approve specific criteria and weightings to measure performance during the current calendar year (“Performance Goals”). The Performance Goals shall be such goals as may be approved by the Committee, which may take into account the recommendations and/or determinations of the Applicable Board, and which include the goals and measures set forth on Exhibit A to this Plan.

(b) Each Participant’s Incentive Award payout will be determined by the Committee, in its sole discretion, upon its review of the applicable Performance Goals. The Committee, however, has the sole discretion to adjust the amount paid with respect to any Participant’s Incentive Award based on a review of the performance of the Company, CECONY, O&R, CET or a combination thereof, including operating, financial, and other factors. Any adjustment will consider the recommendation of the Chairman of the Committee and the Chief Executive Officer of CEI (except with respect to the Chief Executive Officer’s own Incentive Award) and will be consistent with the provisions of Section 6.04, below relating to the source of payment for Incentive Awards. The Committee, in its sole discretion, shall determine the amount paid to each individual Participant in respect of their Incentive Award. The Committee may set, on an annual basis, an aggregate Incentive Award pool, which may be applicable to all Participants, Participants providing services to one or more Company Group Members, or Participants in any operating unit, department, division, acquired business, minority investments, partnership or affiliate.

(c) To preserve the intended incentives and benefits of an Incentive Award based on the achievement of one or more Performance Goals, the Committee may determine at the time the Performance Goals are established or thereafter that certain adjustments shall apply to the objective formula or standard with respect to the applicable Performance Goal to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the calendar year:

1.	the gain, loss, income or expense resulting from changes in accounting principles that become effective during the calendar year;

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the gain, loss, income or expense reported publicly by the Company with respect to the calendar year that are extraordinary or unusual in nature or infrequent in occurrence, excluding gains or losses on the early extinguishment of debt;

3.	the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, or the sale of investments or non-core assets;

4.	the gain or loss from all or certain claims, litigation and/or regulatory proceedings and all or certain insurance recoveries relating to claims or litigation;

5.	the impact of impairment of tangible or intangible assets;

6.	the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; and

7.	the impact of investments or acquisitions made during the year or, to the extent determined by the Committee, any prior year.

Each of the adjustments described in this Section 4.02(c) may relate to the Company as a whole or any part of the Company’s or any Subsidiary’s business or operations, as determined by the Committee at the time the Performance Goals are established or thereafter. The adjustments are to be determined in accordance with generally accepted accounting principles, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee may adjust any Performance Goals or other features of an Incentive Award that relate to or are wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend, stock split, reverse stock split, spin off, split off, partial or complete liquidation, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar changes in such stock.

(d) Notwithstanding anything herein to the contrary, if a Participant has entered into a binding written employment agreement with a member of the Company Group providing for a different basis for the determination of such Participant’s Incentive Award under this Plan, the determination of the amount of such Participant’s Incentive Award will be subject to the terms and conditions set forth in such employment agreement.

Article V. PAYMENT OF AWARDS

Section 5.01 Time of Payment

An Incentive Award shall be paid between January 1 and March 15 of the calendar year following the calendar year to which such Incentive Award relates. Unless otherwise determined by the Plan Administrator, a Participant may defer up to 100 percent of such Participant’s Incentive Award into the DIP, subject to the terms and conditions as set forth in the DIP, less any applicable taxes required to be withheld pursuant to Section 6.03.

Section 5.02 Condition of Payment

In order to receive an Incentive Award, a Participant must remain continuously employed and in good standing with the Company or its Subsidiaries, as applicable, through the last day of the calendar year in which the Performance Goals are met; unless, (i) the Participant has retired or resigned after June 30 of the applicable calendar year pursuant to Section 2.03 or (ii) the Committee, in its sole discretion, has determined it is advisable to provide the Participant with an Incentive Award. If a Participant is terminated by the Company or a Subsidiary for Cause or otherwise engages in any Cause act or omission prior to the time of payment of an Incentive Award, such Participant’s right to receive the Incentive Award shall immediately, and without any further action, be forfeited and cancelled in its entirety without the payment of any consideration therefore, unless otherwise determined by the Committee in its sole discretion.

Section 5.03 Base Salary

In the case of a Participant whose employment has terminated during the calendar year (i) pursuant to Section 2.03 or (ii) who the Committee, in its sole discretion has determined that it is advisable to provide such Participant with an Incentive Award, the Annual Base Salary of such Participant in effect at the time of such termination shall be deemed to be the Annual Base Salary of such Participant at the end of such calendar year.

Section 5.04 Manner of Payment

Any portion of the Incentive Award that is not deferred under the terms of the DIP shall be paid to the Participant in a single lump sum at the time provided under Section 5.01.

Section 5.05 Posthumous Payments

If a Participant shall die before any payment to be made to the Participant under this Plan has been made, the payment shall be made to the Participant’s estate in a single lump sum in accordance with Section 5.01.

Section 5.06 Recoupment of Awards

A Participant’s Incentive Award is subject to the Company’s Dodd-Frank Clawback Policy and/or the Company’s Supplemental Officer Clawback Policy, as each may be amended from time to time, to the extent each is applicable to a Participant and/or any other Company recoupment policies or procedures that may be required under Applicable Laws or otherwise adopted by the Company or incorporated into any Incentive Award (collectively, the “Clawback Policies”). A Participant’s receipt of an Incentive Award shall constitute a Participant’s acknowledgement that such Participant is subject to the Clawback Policies (as applicable) and that such Participant’s Incentive Award may be subject to recoupment to the extent provided in such Clawback Policies. Nothing herein shall be construed as limiting any right of the Committee or Plan Administrator to impose additional restrictions or other conditions with respect to an Incentive Award.

Article VI. MISCELLANEOUS

Section 6.01 Amendment and Termination

The Company reserves the right, by action of the Board of Directors or the Committee, to terminate this Plan entirely, or to discontinue temporarily or permanently the making of awards under this Plan; and further reserves the right, by action of the Committee or the Plan Administrator, to otherwise modify this Plan from time to time; provided that no such modification, termination, or discontinuance shall adversely affect the rights of Participants with respect to Incentive Awards previously determined by the Committee, the Chief Executive Officer of CEI or the Plan Administrator.

Section 6.02 Effect of Plan

The establishment and continuance of this Plan shall not constitute a contract of employment between any member of the Company Group and any employee. No person shall have any claim to be granted an award under this Plan and there is no obligation for uniformity of treatment of employees or Participants under this Plan. Neither this Plan nor any action taken under this Plan shall be construed as giving to any employees the right to be retained in the employ of any member of the Company Group, nor any right to examine the books of any member of the Company Group, or to require an accounting.

Section 6.03 Withholding

The relevant Company Group Member that employs the Participant shall deduct from any payment under this Plan any federal, state, or local income or employment taxes that the Company, in its sole discretion, determines is required by law or governmental rule or regulation to be withheld with respect to such payment. Each Participant shall bear all expenses of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Plan. All payments will be reported to the IRS and all other applicable taxing authorities.

Section 6.04 Funding

This Plan is unfunded. All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the relevant member of the Company Group that employed the Participant on the last day of the calendar year to which the Incentive Award relates (a “Company Group Member”). Such amounts, as well as any administrative costs relating to this Plan, shall be paid out of the general assets of the Company Group Member. Neither the Participant nor any other person shall have any interest in any fund or in any specific asset of the Company Group of any kind, nor shall the Participant or any other person have any right to receive any payment or distribution under this Plan, except as, and to the extent, expressly provided in this Plan. The Company Group shall not segregate any funds or assets to provide for the payment of Incentive Awards. Any reserve that a relevant Company Group Member may establish or acquire to assure itself of the funds to provide payments under this Plan shall not serve in any way as security to any Participant or any other person for the performance of the relevant Company Group Member under this Plan.

Section 6.05 Non-alienation

Subject to any Applicable Laws, no benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

Section 6.06 Section 409A of the Code

All amounts payable under this Plan are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), and shall be interpreted in a manner consistent with the applicable exceptions. If payment of any amount that is subject to Section 409A is triggered by a separation from service that occurs while the Participant is a “specified employee” (as defined by Section 409A) and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the Participant’s death. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Plan are subject to Section 409A of the Code, this Plan shall be interpreted and administered in such a way as to comply with Section 409A of the Code to the maximum extent possible. Any right to receive payments hereunder shall constitute a right to receive a series of separate and distinct payments.

Section 6.07 Savings Clause

This Plan and all Incentive Awards granted hereunder are intended to comply with, or otherwise be exempt from, the Corporate Codes of Conduct applicable to subsidiaries regulated by the New York State Public Service Commission (“Codes of Conduct”) and any other applicable regulatory affiliate conduct rules. Should any provision of this Plan, any Incentive Award, or any other agreement or arrangement contemplated by this Plan be found not to comply with, or otherwise be exempt from, the provisions of the Codes of Conduct such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Plan Administrator, and without the consent of the holder of the Incentive Award, in such manner as the Plan Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, the Codes of Conduct.

Section 6.08 Severability

Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Plan is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction (a) each of the Company, its Subsidiaries, and their respective successors, and each Participant hereunder agree that such provision(s) should be modified by the court and, to the maximum extent permissible under the applicable law, enforced; and (b) any invalidity, illegality, or unenforceability of a particular provision will not affect any other provision of this Plan.

Section 6.09 Effective Date

The original version of this Plan became effective March 23, 1982 and was most recently amended and restated effective January 1, 2020. This Plan is hereby amended and restated effective January 1, 2024 and supersedes all predecessor versions of this Plan, except with respect to any Incentive Award relating to calendar year 2023, which shall be governed by the Plan, as amended and restated effective January 1, 2020.

Section 6.10 Governing Law

The provisions of this Plan shall take precedence over any conflicting provision contained in an Incentive Award. All matters relating to this Plan or to Incentive Awards granted hereunder shall be subject to, and construed in accordance with, the laws of the State of New York (without regard to conflict of law principles).

Exhibit A

PERFORMANCE GOALS

For purposes of this Plan and the Incentive Awards granted hereunder, “Performance Goals” shall mean any criteria as determined by the Committee, including without limitation, any one or more of the following criteria: stock price, earnings per share, price-earnings multiples, appreciation in value of shares, net income, operating revenue, operating income, pre-tax income, pro-forma net income, net sales, organization or sales growth, number of days sales outstanding in accounts receivable, productivity, operating margins, profit margins, economic value added, consolidated income before or after taxes (including earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, return on stockholder equity, total stockholder return, return on invested capital, expenses, book value, value of assets, expense management, capital budget, operational budget, improvements in capital structure, profitability, growth in assets, unit volume, sales, cash flow, market share, credit rating, clean energy and other energy goals, environmental, social or governance goals, human capital performance goals, regulatory compliance goals, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, customer satisfaction goals, collection, customer service goals, economic development, electric, gas, and/or steam system performance, employee development, operational excellence, reliability performance, cybersecurity, physical security, safety, regulatory controls, business development goals, gross margins, retail sales, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions, divestitures or strategic partnerships, or any other financial, operating or other measurement deemed appropriate by the Committee.

The Performance Goals may be established on a Company-wide basis or established with respect to one or more operating units, departments, divisions, acquired businesses, minority investments, partnerships or joint ventures, Subsidiary, or affiliate; and may be measured on an absolute or cumulative basis, on the basis of percentage of improvement over time, in terms of Company performance (or performance of the applicable operating unit, department, division, acquired business, minority investment, partnership, joint venture, Subsidiary, or affiliate), or relative to selected peer companies or a market index. At the time the Performance Goals(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount that will represent the maximum amount of Incentive Award payable to a Participant if the Performance Goal(s) are attained.

In addition, Performance Goals may include individual metrics or criteria relating to a Participant’s position, performance or any other factor. The Performance Goals do not need to be uniform among the Participants. The Committee, in its sole discretion, may apply such adjustments to the Performance Goals as the Committee determines appropriate, including, without limitation, the adjustments provided in Section 4.02(c).